CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IZEA, Inc.
Orlando, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 11, 2011 relating to the financial statements of IZEA, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Cross, Fernandez & Riley LLP
Cross, Fernandez & Riley LLP

Orlando, Florida
December 23, 2011